UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Amendment No. __)

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary Information Statement	[ ]	Confidential, for use of the Commission only
[X]	Definitive Information Statement

SPIRAL TOYS INC. .

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

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2)	Aggregate number of securities to which transaction applies:

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3)	Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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4)	Proposed maximum aggregate value of transaction:

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5)	Total fee paid:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

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SPIRAL TOYS INC.

30077 Agoura Court, Suite 230

Agoura Hills, CA 91301

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of Spiral Toys Inc. (the “Company”) have given their written consent to a resolution adopted by the Board of Directors of the Company to amend the articles of incorporation to increase the number of authorized shares of common stock from 159,000,000 shares to 300,000,000. We anticipate that this Information Statement will be mailed on October 24, 2016 to shareholders of record. On or after November 14, 2016, the amendment of the articles of incorporation will be filed with the Nevada Secretary of State and will become effective.

The Board of Directors approved the amendment to increase the number of authorized shares primarily in order to comply with Spiral Toys’ agreements with the holders of its outstanding derivative securities. The convertible debt and warrant instruments require that Spiral Toys reserve a sufficient number of shares of authorized common stock to enable conversion of the convertible debt and exercise of the warrants. At the present time, Spiral Toys does not have a sufficient number of authorized shares to satisfy the reserve requirement.

Nevada corporation law and the Company’s bylaws permit holders of a majority of the voting power to take shareholder action by written consent. Accordingly, the Company will not hold a meeting of its shareholders to consider or vote upon the amendment of the Company’s articles of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.

YOU ARE REQUESTED NOT TO SEND US A PROXY.

October 24, 2016	MARK MEYERS, Chairman

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on September 20, 2016 (the “Record Date”). On that date, there was one class of voting stock outstanding: the common stock, of which 52,437,046 shares were issued and outstanding.

The following table sets forth information regarding the voting stock beneficially owned by each member of our Board of Directors, by our officers and directors as a group, and by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of September 20, 2016.

Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Mark Meyers(1)	9,483,528	18.1%
David Christopher Adams(1)	75,000	0.1%
Gary Paccagnini(1)	499,901	1.0%
Michael Drath(1)	—	—
All officers and directors as a group (6 persons)	13,684,562	26.1%
Netcom Enterprises Inc.(2)	5,090,000	9.7%
Jorge Freitas(1)	3,626,133	6.9%
Natal Holdings LLC(3)	2,890,000	5.5%

(1)	The address for Messrs. Meyers, Adams, Paccagnini, Drath and Freitas is c/o Spiral Toys, Inc., 30077 Agoura Court, Suite 230, Agoura Hills, CA 91301.

(2)	The address of Netcom Enterprises Inc. is No. 1 Orchid Garden Street, Belmopan, Belize. David Jenkins, the President of Netcom Enterprises Inc., has voting and dispositive control over the shares owned by Netcom Enterprises Inc.

(3)	The address of Natal Holdings LLC is 18521 E. Queen Creek 105, #201, Queen Creek, AZ 85142. William Clayton, as Manager of Natal Holdings LLC, has sole voting and dispositive control over shares owned by Natal Holdings, LLC.

AMENDMENT OF THE ARTICLES OF INCORPORATION

TO INCREASE THE AUTHORIZED COMMON STOCK

The Board of Directors of the Company has adopted a resolution to amend the articles of incorporation so as to increase the number of shares of common stock authorized for issuance by the Board of Directors from 159,000,000 to 300,000,000. The holders of shares representing a majority of the voting power of the Company’s outstanding voting stock have given their written consent to the resolution.

The Board of Directors approved the amendment to increase the number of authorized shares primarily in order to comply with the Company’s’ agreements with its lenders. The convertible debt instruments that the Company has issued in 2016 require that Spiral Toys maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt. The Board of Directors anticipates that it is possible that Spiral Toys will have no shares available for issuance upon conversion and will therefore be in default of those debt instruments. In addition, the debt instruments require that Spiral Toys reserve a fixed number of shares for conversions by the debt-holders, and at present Spiral Toys does not have adequate authorized common stock in order to implement the requisite reserves. Therefore the Board of Directors proposed to the majority shareholders that the number of authorized shares of common stock be increased.

Under Nevada corporation law, the consent of the holders of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Nevada on or after November 14, 2016, and it will become effective on the date of such filing (the “Effective Date”). The Amendment to the Articles of Incorporation will provide that the authorized shares of capital stock of the Company will consist of 300,000,000 shares of common stock with a par value of $.001 per share and 1,000,000 shares of preferred stock. The Board of Directors is authorized to fix the designation, rights, preferences and limitations of classes of the preferred stock; to date none have been designated.

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The Board of Directors and the majority shareholders have approved the amendment to the articles of incorporation in order to provide Spiral Toys with flexibility in pursuing its long-term business objectives. The primary reason for the amendment is the requirement contained in Spiral Toys’ agreements with its lenders to maintain a sufficient number of shares of authorized common stock to enable conversion of debt and exercise of warrants issued by Spiral Toys to its lenders. Additional reasons for the amendment include:

●	Management may in the future pursue opportunities to obtain capital in order to fully implement Spiral Toys’ business plan. A reserve of common shares available for issuance from time-to-time will enable Spiral Toys to entertain a broad variety of financing proposals.

●	Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

Management has not entered into any commitment to issue any shares except upon conversion of derivative securities and exercise of warrants that are currently outstanding. The following table shows the derivative securities that are currently outstanding.

Derivative Security	Holder	Issue Date	Outstanding Principal	Shares Issuable
8% Convertible Notes(1)	(1)	1/22/16	$143,750	14,375,000
10% Convertible Debentures(2)	(2)	4/11/16	$646,800	66,000,000
12% Convertible Promissory Note (3)	JSJ Investments Inc.	8/2/16	$70,000	9,641,873
10% Convertible Note(4)	EMA Financial, LLC	8/11/16	$75,000	10,330,579
Common Stock Warrants(5)	(5)	Various	N.A.	23,500,000
				123,847,452

(1)	The 8% Convertible Notes are held by Vista Capital Investments LLC (principal amount: $127,000) and Tangiers Global LLC (principal amount: $16,750). The principal amount and accrued interest on the 8% Convertible Notes are convertible by the holder into common stock at a conversion rate equal to 65% of the lowest sale price occurring during the fifteen trading days preceding conversion, subject to a minimum conversion price of $0.01 per share. The 8% Convertible Notes are past due and currently in default, making the Company subject to penalties, the amount of which cannot be calculated at this time.

(2)	The 10% Convertible Debentures are held by Anson Investments Master Fund LP (principal amount: $308,900) and Himmel Investments Ltd. (principal amount: $337,900). The principal amount and accrued interest on the 10% Convertible Debentures are convertible by the holder into common stock at a conversion rate equal to 70% of the lowest VWAP during the fifteen trading says preceding conversion. The 10% Convertible Debentures accrue interest at 10% per annum. The Company is required to pay one-eighth of the principal amount of the Debentures plus the interest and make-whole with respect to that one-eighth each month commencing on September 11, 2016. The Company defaulted on the September 11, 2016 payment obligation, making the Company subject to penalties, the amount of which cannot be calculated at this time.

(3)	Unless satisfied prior to January 27, 2017, the principal amount and accrued interest on the 12% Convertible Promissory Note will be convertible by the holder into common stock at a conversion price equal to 60% of the lowest trading price for the common stock during the twenty trading days preceding conversion. The Note bears interest at a rate of 12% per annum, payable quarterly. The principal amount is payable on demand after May 1, 2017.

(4)	The principal amount and accrued interest on the 10% Convertible Note are convertible by the holder into common stock at a conversion rate equal to 60% of the lowest sale price for the common stock during the twenty trading days preceding conversion. The Note bears interest at a rate of 10% per annum. The principal amount and accrued interest will be payable on August 11, 2017.

(5)	The Common Stock warrants are held by Vista Capital Investments LLC (17,550,000 Warrants) and Lucas Hoppel (5,950,000 Warrants). When issued, the exercise price of the Warrants was $.50. However, the exercise price of the Warrants is reduced when certain equity sales are made by the Company. As a result, the current exercise price of the Warrants is $0.01. The Warrants terminate on January 22, 2019.

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As of September 30, 2016 Spiral Toys had only 95,413,862 shares of common stock that are authorized but not issued. It is possible, therefore, that in the near future, if a significant amount of the foregoing derivative securities was converted or exercised, Spiral Toys would not be able to issue the requisite common stock, and would be in default, unless the number of common shares available for issuance is increased. The likelihood of such a default is increased by the fact that all of the derivative securities in the table above are convertible into common stock at a discount to market price. The conversion of debt into common stock at a discount to market price, followed by the sale of that common stock into the public market, has a tendency to reduce the market price of the common stock, with the result that larger amounts of common stock are required to satisfy subsequent conversions of equal dollar value. Therefore, the number of shares that may be issued on conversion of our outstanding derivative securities is likely to be greater than the number shown in the table above. Indeed, it may occur that conversions cause us to issue the entire 300 million common shares that will be authorized after the amendment, in which case a subsequent amendment of the articles of incorporation will be required.

Conversion of the debentures, in particular, would improve Spiral Toys’ balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing. However, conversion would also dilute the interest of current shareholders in the equity in Spiral Toys.

As a result of the increase in authorized common stock, there will be 246,413,863 common shares available for issuance, based on the number outstanding on September 30, 2016. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Company’s shareholders. Nevada law requires that the Board use its reasonable business judgment to assure that the Company obtains “fair value” when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company’s common stock.

The increase in the number of common shares available for issuance is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

No Dissenters Rights

Under Nevada law, shareholders are not entitled to dissenters’ rights with respect to the amendment of the Articles of Incorporation to increase the authorized common stock.

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